Exhibit 99.1

Press Release

Guy Sansone Elected to National Mentor Holdings, Inc.’s Board of Directors;
Bruce F. Nardella Appointed President and COO

BOSTON, Massachusetts, December 9, 2009 – National Mentor Holdings, Inc. today announced two appointments made at the annual meeting of its Board of Directors held on December 4, 2009. Guy Sansone was elected to the Company’s Board of Directors, and will serve as a member of its Compensation and Capital Allocation Committees. Bruce F. Nardella, who has served as Chief Operating Officer of National Mentor Holdings, Inc. since 2007, was promoted to the position of President and Chief Operating Officer.

Currently a Managing Director with Alvarez & Marsal, where he leads the firm’s Healthcare Industry Group, Sansone has extensive experience in healthcare, finance, and performance management. Sansone’s senior executive experience includes previously serving as Chief Executive Officer of Saint Vincent Catholic Medical Centers, President and Co-CEO of Rotech Healthcare, Inc., and interim CFO of HealthSouth Corporation, where he helped lead the operational and financial restructuring of the company. Sansone’s current work includes leading plan implementation for Saint Barnabas Health System and advising several other companies, including Sunrise Senior Living, CCS Medical and Sound Shore Medical Center.

A Certified Public Accountant, Sansone also previously served as an accounting and auditing manager with Deloitte & Touche, LLP. Sansone earned a bachelor’s degree from the State University of New York at Albany.

“We are fortunate to welcome Guy Sansone to our Board,” said Greg Torres, Chairman of National Mentor Holdings’ Board of Directors. “Guy’s extensive experience in the healthcare industry, as well as his expertise in advising companies on strategy and operations, makes him a terrific addition to the Board. I look forward to working with Guy, and am confident that he will contribute significantly to the work of the Board and, more importantly, the future growth and success of the Company.”

Nardella joined the Company in 1996, and was appointed Executive Vice President and Chief Operating Officer in 2007. From 2003 to 2007 he served as President of the Eastern Division with responsibility for operations in 17 states. In both of these roles, Nardella has played a leading role in developing and implementing strategies to promote growth and enhance the quality of services. Nardella is a former deputy commissioner of the Massachusetts Department of Youth Services.

“Bruce has done a tremendous job as COO, particularly during the past year as our governmental payors have confronted record budget deficits,” said Edward M. Murphy, Chief Executive Officer of National Mentor Holdings, Inc., noting Nardella’s efforts in a challenging economic climate to enhance service quality, drive strategic growth, develop operations leaders and control costs. “I look forward to working with Bruce in his new role, along with the rest of the senior management team, to further grow and develop the Company on behalf of our workforce, our referral sources and, most importantly, the individuals we serve.”

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses, and to youth with emotional, behavioral and medically complex challenges. The MENTOR Network’s customized services offer its clients, as well as the payors of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings. The MENTOR Network provides services to clients in 35 states.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com

-END-